UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

EASTMAN KODAK COMPANY

(Exact name of Registrant as specified in its charter)

NEW JERSEY	1-00087	16-0417150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

343 STATE STREET ROCHESTER, NEW YORK 14650 (Address of principal executive offices) (Zip Code)

Julie McCann, 716-390-7326

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

X Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1, 2024 to December 31, 2024.

Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended _________________________.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure:

The Conflict Minerals Report for the period from January 1, 2024 to December 31, 2024 is filed herewith as Exhibit 1.01 and is publicly available through Kodak’s investor center under the “Financials/SEC Filings” tabs on its website at http://investor.kodak.com/financial-information/sec-filings.

Item 1.02 Exhibit

The Conflict Minerals Report for the period from January 1, 2024 to December 31, 2024 is filed herewith as Exhibit 1.01.

Section 2 - Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issuer Disclosure Report

Not applicable.

Section 3 – Exhibits

Item 3.01 Exhibits

Exhibit 1.01 Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

EASTMAN KODAK COMPANY

Date: May 29, 2025	By:	/s/ Roger W. Byrd
General Counsel, Secretary and Senior Vice President